Exhibit 99.1
Contact Information:

Brent Stumme	Derek Brown
LoopNet, Inc.	LoopNet, Inc
Chief Financial Officer	VP, Investor Relations & Corporate Planning
415-284-4310	415-284-4310
LOOPNET, INC. ANNOUNCES SECOND QUARTER 2011
FINANCIAL RESULTS
•	Revenue growth continues, increases 12% year over year

•	Record listings and profile views

•	Premium members continue to grow

•	Property Comps hits new high
SAN FRANCISCO, CALIF. — July 27, 2011 — LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the second quarter 2011.
LoopNet’s revenue for the second quarter of 2011 was $21.6 million, compared to $20.7 million in the first quarter of 2011, and $19.4 million in the second quarter of 2010. Net income applicable to common stockholders for the second quarter of 2011 was $1.9 million or $0.04 per diluted share, compared to $3.2 million or $0.07 per diluted share in the second quarter of 2010. Net income applicable to common stockholders for the second quarter of 2011 included acquisition related costs of $0.02 per diluted share. Net income applicable to common stockholders for the second quarter of 2010 included litigation related recoveries of $0.02 per diluted share. Non-GAAP net income for the second quarter of 2011 was $4.9 million or $0.11 per diluted share, compared to $4.2 million or $0.10 per diluted share in the second quarter of 2010. The effective tax rate for the second quarter of 2011 was 22.1% compared to 36.8% in the second quarter of 2010.

LoopNet’s Adjusted EBITDA (earnings before net interest and other income (expense), income taxes, depreciation, amortization, stock-based compensation, litigation related recoveries and acquisition related costs) for the second quarter of 2011 was $7.1 million, compared to $7.2 million in the second quarter of 2010.
Key operating metrics and business highlights from the second quarter of 2011 include:
•	Unique paying subscribers to one or more of LoopNet’s commercial real estate related services was 93,161, as of the end of the quarter;

•	Average monthly price paid by the company’s unique subscribers was $59.76 during the quarter;

•	LoopNet Premium Members were 71,971, as of the end of the quarter;

•	Average monthly price of LoopNet Premium Membership was $66.73 during the quarter;

•	Total commercial real estate listings active on the LoopNet marketplace were 829,021, as of the end of the quarter;

•	Total profile views of listings on the LoopNet marketplace were 79.6 million during the quarter;

•	LoopNet Registered Members, which includes Basic and Premium Members, were 5,022,106, as of the end of the quarter; and,

•	Average monthly unique visitors to LoopNet owned websites; including LoopNet.com, CityFeet.com, LandandFarm.com, LandsofAmercia.com, BizQuest.com and BizBuySell.com was approximately 2.9 million during the quarter, as reported by comScore Media Metrix.
Balance Sheet and Liquidity
As of June 30, 2011, LoopNet had $108.1 million of cash, cash equivalents and short-term investments and no debt.

Pending Merger Transaction
On April 27, 2011, LoopNet and the CoStar Group, Inc. (“CoStar”) announced the signing of a merger agreement for the acquisition of LoopNet by CoStar (the “Merger), which was approved by LoopNet’s stockholders at a special meeting on July 11, 2011. Completion of the Merger is subject to the expiration or termination of the waiting period imposed by the Hart-Scott Rodino Antitrust Improvement Act of 1976 as amended, and satisfaction or waiver of the other closing conditions specified in the merger agreement. The Merger is expected to close by the end of 2011.
Use of Non-GAAP Financial Measures
This press release includes discussions of Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, which are non-GAAP financial measures provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest and other income (expense), income taxes, depreciation, amortization, stock-based compensation, litigation related recoveries and acquisition related costs. The term “non-GAAP net income” refers to a financial measure that we define as net income before stock-based compensation, litigation related recoveries, acquisition related costs and amortization of acquired intangible assets. Non-GAAP net income is also provided on a per share basis, using shares outstanding at the relevant period of measurement. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share are not substitutes for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. We believe non-GAAP net income and non-GAAP net income per share to be relevant and useful information to our investors as they provide meaningful insight into the Company’s performance while excluding infrequent and non-recurring items that may not be considered directly related to our on-going business operations. We believe that non-GAAP net income and non-GAAP net income per share are also used by companies and investors to evaluate comparable performance in the online marketplace and platform industry. We also believe that Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share allow for a more accurate comparison of our operating results over historical periods. A limitation of Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share is that they do not include all items that impact our net income for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of net income, which includes the items that are excluded from Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share. Management believes that these non-GAAP measures should be considered as a complement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of these non-GAAP measures to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet operates the most heavily trafficked commercial real estate marketplace online with more than 5 million registered members and more than 2 million unique monthly visitors, as reported by Google Analytics.
The LoopNet marketplace covers all commercial property categories, including office, industrial, retail, multifamily (apartment properties for sale), hotel, land, specialty properties, investment properties and businesses for sale. LoopNet customers include virtually all of the top commercial real estate firms in the U.S., including Apartment Realty Advisors, Cassidy Turley, CB Richard Ellis, Coldwell Banker Commercial, Colliers International, Cushman & Wakefield, Grubb & Ellis, Jones Lang LaSalle, Lincoln Property Company, NAI Global, Newmark Knight Frank, ProLogis, The Shopping Center Group and Sperry Van Ness.

Forward Looking Statements
This release contains forward-looking statements regarding our financial results and the Merger. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to, the risk that LoopNet and CoStar will be unable to comply promptly with the request for additional information received from the Federal Trade Commission on June 30, 2011 and discussed in LoopNet’s Current Reports on Form 8-K filed with the SEC on July 1, 2011; the possibility that the Merger does not close, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the risk of business disruption relating to the Merger; economic events or trends in the commercial real estate market or in general, the effects of recent economic and consumer confidence trends on global and domestic financial markets, including credit available to real estate purchasers, our ability to continue to attract and retain new registered members, convert registered members into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to successfully integrate the technologies, operations and personnel of acquired businesses in a timely manner, our ability to obtain the expected strategic and financial benefits from acquisitions, our ability to introduce new or upgraded products or services and customer acceptance of such services and our ability to obtain or retain listings from commercial real estate brokers, agents and property owners. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	June 30,
	2010	2011
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,773	$104,559
Short-term investments	3,512	3,543
Accounts receivable, net of allowance of $236 and $206, respectively	1,494	1,911
Prepaid expenses and other current assets	1,095	2,875
Deferred income taxes	1,317	1,315

Total current assets	96,191	114,203

Property and equipment, net	2,010	3,725
Goodwill	41,507	41,507
Intangibles, net	8,940	7,658
Deferred income taxes, net, non-current	17,134	15,687
Deposits and other noncurrent assets	6,208	6,711

Total assets	$171,990	$189,491

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$471	$700
Accrued liabilities and other current liabilities	3,393	3,914
Accrued compensation and benefits	3,522	3,183
Deferred revenue	8,888	9,458

Total current liabilities	16,274	17,255

Other long-term liabilities	2,491	2,789
Commitments and contingencies
Series A convertible preferred stock	48,546	48,715
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 32,183,836 and 33,312,906
shares outstanding, respectively	40	41
Additional paid in capital	132,019	144,400
Other comprehensive loss	(389)	(382)
Treasury stock, at cost, 7,682,261 and 7,682,962 shares, respectively	(86,220)	(86,227)
Retained earnings	59,229	62,900

Total stockholders’ equity	104,679	120,732

Total liabilities and stockholders’ equity	$171,990	$189,491

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011

Revenues	$19,364	$21,619	$38,186	$42,332
Cost of revenue (1)	3,001	3,193	5,848	6,350

Gross margin	16,363	18,426	32,338	35,982

Operating expenses:
Sales and marketing (1)	4,191	5,234	8,481	10,367
Technology and product development (1)	2,948	3,852	5,896	7,511
General and administrative (1)	3,244	5,776	7,615	10,700
Amortization of acquired intangible assets	481	641	926	1,282

Total operating expenses	10,864	15,503	22,918	29,860

Income from operations	5,499	2,923	9,420	6,122

Interest and other (expense) income, net	(264)	(358)	(368)	(676)

Income before tax	5,235	2,565	9,052	5,446

Income tax expense	1,929	566	3,346	1,605

Net income	3,306	1,999	5,706	3,841
Convertible preferred stock accretion of discount	(85)	(85)	(170)	(170)

Net income applicable to common stockholders	$3,221	$1,914	$5,536	$3,671

Net income per share applicable to common stockholders:
Basic	$0.08	$0.05	$0.13	$0.09

Diluted	$0.07	$0.04	$0.13	$0.09

Shares used in per share calculation:
Basic	41,340	40,373	41,652	40,104

Diluted	43,159	44,024	43,192	42,933

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$154	$130	$282	$260
Sales and marketing	444	493	929	1,078
Technology and product development	684	684	1,367	1,485
General and administrative	810	789	1,637	1,784

Total	$2,092	$2,096	$4,215	$4,607

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six months ended June 30,
	2010	2011

Cash flows from operating activities:
Net income	$5,706	$3,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,649	2,024
Stock-based compensation	4,215	4,607
Tax benefits from exercise of stock options	(377)	(113)
Deferred income taxes	(783)	1,449
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(422)	(418)
Prepaid expenses and other assets	(1,644)	(1,199)
Accounts payable	(42)	229
Accrued expenses and other liabilities	110	817
Accrued compensation and benefits	(172)	(339)
Deferred revenue	(27)	570

Net cash provided by operating activities	8,213	11,468

Cash flows from investing activities:
Purchase of property and equipment	(848)	(2,451)
Purchase of investments	(2,985)	(1,000)
Acquisitions, net of acquired cash	(9,930)	—

Net cash used in investing activities	(13,763)	(3,451)

Cash flows from financing activities:
Net proceeds from exercise of stock options	456	8,145
Tax withholdings related to net share settlements of restrcted stock units	(168)	(482)
Repurchase of common stock	(23,675)	(7)
Tax benefits from exercise of stock options	377	113

Net cash provided by (used in) financing activities	(23,010)	7,769

Net increase (decrease) in cash and cash equivalents	(28,560)	15,786

Cash and cash equivalents at beginning of the period	125,571	88,773

Cash and cash equivalents at end of the period	$97,011	$104,559

LOOPNET, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011

GAAP net income	$3,306	$1,999	$5,706	$3,841

Add back (deduct):
Income tax expense	1,929	566	3,346	1,605
Depreciation and amortization	832	1,029	1,649	2,024
Interest and other expense (income), net	264	358	368	676
Stock-based compensation	2,092	2,096	4,215	4,607
Litigation related recoveries	(1,186)	—	(1,186)	—
Acquisition related costs	—	1,032	—	1,280

Adjusted EBITDA	$7,237	$7,080	$14,098	$14,033

Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011

GAAP net income	$3,306	$1,999	$5,706	$3,841

Add back (deduct):
Stock-based compensation	2,092	2,096	4,215	4,607
Litigation related recoveries	(1,186)	—	(1,186)	—
Acquisition related costs	—	1,032	—	1,280
Amortization of acquired intangible assets	481	641	926	1,282
Income taxes associated with non-GAAP adjustments	(511)	(833)	(1,462)	(2,115)

Non-GAAP net income	$4,182	$4,935	$8,199	$8,895

Diluted non-GAAP net income per share	$0.10	$0.11	$0.19	$0.21

Shares used in non-GAAP diluted net income per share calculation	43,159	44,024	43,192	42,933